Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-151801, No. 333-120320, No. 333-157112, No. 333-163117) of Tower Group, Inc. of our report dated February 29, 2012, except for the revision discussed in Note 2 to the consolidated financial statements as for which the date is January 16, 2013, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

/s/ PricewaterhouseCoopers. LLP

New York, New York

January 16, 2013